Exhibit 4.2

POSHMARK, INC.

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

POSHMARK, INC.

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

THIS AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT (the “Agreement”) is entered into as of the 20th day of October, 2017, by and among Poshmark, Inc., a Delaware corporation (the “Company”) and the investors listed on Exhibit A hereto, referred to hereinafter as the “Investors” and each individually as an “Investor.”

RECITALS

WHEREAS, certain of the Investors are purchasing shares of the Company’s Series D Preferred Stock (the “Series D Stock”), pursuant to that certain Series D Preferred Stock Purchase Agreement (the “Series D Agreement”) of even date herewith (the “Financing”);

WHEREAS, the obligations in the Series D Agreement are conditioned upon the execution and delivery of this Agreement;

WHEREAS, certain of the Investors (the “Prior Investors”) are holders of the Company’s Series A Preferred Stock (“Series A Stock”), the Series B Preferred Stock (the “Series B Stock”), Series B-1 Preferred Stock (the “Series B-1 Stock”), and the Series C Preferred Stock (the “Series C Stock”), and the Series C-1 Preferred Stock (the “Series C-1 Stock” and together with the Series A Stock, the Series B Stock, Series B-1 Stock, Series C Stock, and the Series D Stock, the “Preferred Stock”);

WHEREAS, the Prior Investors and the Company are parties to an Amended and Restated Investor Rights Agreement dated March 7, 2016 (the “Prior Agreement”);

WHEREAS, the undersigned parties to the Prior Agreement desire to amend and restate the Prior Agreement and accept the rights and covenants hereof in lieu of their rights and covenants under the Prior Agreement; and

WHEREAS, in connection with the consummation of the Financing, the Company and the Investors have agreed to the registration rights, information rights, and other rights as set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. GENERAL.

1.1 Definitions. As used in this Agreement the following terms shall have the following respective meanings:

(a) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(b) “Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor or similar registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(c) “Holder” means any person owning of record Registrable Securities that have not been sold to the public or any assignee of record of such Registrable Securities in accordance with Section 2.9 hereof.

(d) “Initial Offering” means the Company’s first firm commitment underwritten public offering of its Common Stock registered under the Securities Act.

(e) “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(f) “Register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

(g) “Registrable Securities” means (a) Common Stock of the Company issuable or issued upon conversion of the Shares and (b) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such above-described securities. Notwithstanding the foregoing, Registrable Securities shall not include any securities (i) sold by a person to the public either pursuant to a registration statement or Rule 144 or (ii) sold in a private transaction in which the transferor’s rights under Section 2 of this Agreement are not assigned.

(h) “Registrable Securities then outstanding” shall be the number of shares of the Common Stock that are Registrable Securities and either (a) are then issued and outstanding or (b) are issuable pursuant to then exercisable or convertible securities.

(i) “Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 2.2, 2.3 and 2.4 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, reasonable fees and disbursements not to exceed twenty-five thousand dollars ($25,000)) of a single special counsel for the Holders, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

(j) “SEC” or “Commission” means the Securities and Exchange Commission.

(k) “Securities Act” shall mean the Securities Act of 1933, as amended.

(l) “Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale.

(m) “Shares” shall mean the Company’s, the Series A Stock, the Series B Stock, the Series B-1 Stock, Series C Stock, Series C-1 Stock, Series D Stock, and shares of the Company’s Preferred Stock held from time to time by the Investors listed on Exhibit A hereto and their permitted assigns.

(n) “Special Registration Statement” shall mean (i) a registration statement relating to any employee benefit plan or (ii) with respect to any corporate reorganization or transaction under Rule 145 of the Securities Act, any registration statements related to the issuance or resale of securities issued in such a transaction or (iii) a registration related to stock issued upon conversion of debt securities.

SECTION 2. REGISTRATION; RESTRICTIONS ON TRANSFER.

2.1 Restrictions on Transfer.

(a) Each Holder agrees not to make any disposition of all or any portion of the Shares or Registrable Securities unless and until:

(i) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(ii) (A) The transferee has agreed in writing to be bound by the terms of this Agreement, (B) such Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (C) if reasonably requested by the Company, such Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144, except in unusual circumstances. After its Initial Offering, the Company will not require any transferee pursuant to Rule 144 to be bound by the terms of this Agreement if the shares so transferred do not remain Registrable Securities hereunder following such transfer.

(b) Notwithstanding the provisions of subsection (a) above, no such restriction shall apply to a transfer by a Holder that is (A) a partnership transferring to its partners or former partners in accordance with partnership interests, (B) a corporation transferring to a wholly-owned subsidiary or a parent corporation that owns all of the capital stock of the Holder, (C) a limited liability company transferring to its members or former members in accordance with their interest in the limited liability company, (D) an individual transferring to the Holder’s family member or trust for the benefit of an individual Holder, or (E) an entity transferring to another entity affiliated by common control (or otherwise affiliated) with such Holder; provided that in each case the transferee will agree in writing to be subject to the terms of this Agreement to the same extent as if he were an original Holder hereunder.

(c) Each certificate representing Shares or Registrable Securities shall be stamped or otherwise imprinted with legends substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN INVESTOR RIGHTS AGREEMENT BY AND BETWEEN THE STOCKHOLDER AND THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.

(d) The Company shall be obligated to reissue promptly unlegended certificates at the request of any Holder thereof if the Company has completed its Initial Offering and the Holder shall have obtained an opinion of counsel (which counsel may be counsel to the Company) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification and legend, provided that the second legend listed above shall be removed only at such time as the Holder of such certificate is no longer subject to any restrictions hereunder.

(e) Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal.

2.2 Demand Registration.

(a) Subject to the conditions of this Section 2.2, if the Company shall receive a written request from the Holders of a majority of the Registrable Securities (the “Initiating Holders”) that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities with an anticipated aggregate offering price of at least $15,000,000, then the Company shall, within thirty (30) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 2.2, effect, as expeditiously as reasonably possible, the registration under the Securities Act of all Registrable Securities that all Holders request to be registered.

(b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.2 or any request pursuant to Section 2.4 and the Company shall include such information in the written notice referred to in Section 2.2(a) or Section 2.4(a), as applicable. In such event, the right of any Holder to include its Registrable

Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company (which underwriter or underwriters shall be reasonably acceptable to the Holders of a majority of the Registrable Securities held by all Initiating Holders). Notwithstanding any other provision of this Section 2.2 or Section 2.4, if the underwriter advises the Company that marketing factors require a limitation of the number of securities to be underwritten (including Registrable Securities) then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders (including the Initiating Holders); provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities of the Company are first entirely excluded from the underwriting and registration. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(c) The Company shall not be required to effect a registration pursuant to this Section 2.2:

(i) prior to the expiration of the restrictions on transfer set forth in Section 2.11 following the Initial Offering;

(ii) after the Company has effected two (2) registrations pursuant to this Section 2.2, and such registrations have been declared or ordered effective;

(iii) during the period starting with the date of filing of, and ending on the date one hundred eighty (180) days following the effective date of a Company-initiated registration subject to Section 2.3 below (or such longer period as may be determined pursuant to Section 2.11 hereof); provided that the Company makes reasonable good faith efforts to cause such registration statement to become effective;

(iv) if within thirty (30) days of receipt of a written request from Initiating Holders pursuant to Section 2.2(a), the Company gives notice to the Holders of the Company’s intention to file a registration statement for a public offering of its securities within ninety (90) days;

(v) if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 2.2 a certificate signed by the President or the Chairman of the Company’s Board of Directors stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than one hundred twenty (120) days after receipt of the request of the Initiating Holders; provided that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period;

(vi) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.4 below; or

(vii) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act.

2.3 Piggyback Registrations. The Company shall notify all Holders of Registrable Securities in writing at least fifteen (15) days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding Special Registration Statements) and will afford each such Holder an opportunity to include in such registration statement all or part of such Registrable Securities held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall, within fifteen (15) days after the above-described notice from the Company, so notify the Company in writing. Such notice shall state the intended method of disposition of the Registrable Securities by such Holder. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(a) Underwriting. If the registration statement of which the Company gives notice under this Section 2.3 is for an underwritten offering, the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder to include Registrable Securities in a registration pursuant to this Section 2.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company, subject to the reasonable approval of the Holders of a majority of Registrable Securities participating in such underwriting. Notwithstanding any other provision of this Agreement, if the Company determines in good faith, based on consultation with the underwriter, that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated, first, to the Company; second, to the Holders on a pro rata basis based on the total number of Registrable Securities held by the Holders; and third, to any stockholder of the Company (other than a Holder) on a pro rata basis; provided, however, that no such reduction shall reduce the amount of securities of the selling Holders included in the registration below thirty percent (30%) of the total amount of securities included in such registration, unless such offering is the Initial Offering and such registration does not include shares of any other selling stockholders, in which event any or all of the Registrable Securities of the Holders may be excluded in accordance with the immediately preceding clause. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable

Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder which is a partnership, limited liability company or corporation, the partners, retired partners, members, retired members and stockholders of such Holder, or the estates and family members of any such partners, retired partners, members and retired members and any trusts for the benefit of any of the foregoing person shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence.

(b) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.3 whether or not any Holder has elected to include securities in such registration, and shall promptly notify any Holder that has elected to include shares in such registration of such termination or withdrawal. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.5 hereof.

2.4 Form S-3 Registration. In case the Company shall receive from any Holder or Holders of Registrable Securities a written request or requests that the Company effect a registration on Form S-3 (or any successor to Form S-3) or any similar short-form registration statement and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders of Registrable Securities; and

(b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.4:

(i) if Form S-3 is not available for such offering by the Holders, or

(ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $5,000,000, or

(iii) if within thirty (30) days of receipt of a written request from any Holder or Holders pursuant to this Section 2.4, the Company gives notice to such Holder or Holders of the Company’s intention to make a public offering within ninety (90) days, other than pursuant to a Special Registration Statement, or

(iv) if the Company shall furnish to the Holders a certificate signed by the President or the Chairman of the Board of Directors of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than one hundred twenty (120) days after receipt of the request of the Holder or Holders under this Section 2.4; provided, that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period, or

(v) if the Company has, within the twelve (12) month period preceding the date of such request, already effected two (2) registrations on Form S-3 for the Holders pursuant to this Section 2.4, or

(vi) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act.

(c) Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the requests of the requisite Holders. Registrations effected pursuant to this Section 2.4 shall not be counted as demands for registration or registrations effected pursuant to Section 2.2. All Registration Expenses incurred in connection with registrations requested pursuant to this Section 2.4 after the first two (2) registrations shall be paid by the selling Holders pro rata in proportion to the number of shares to be sold by each such Holder in any such registration.

2.5 Expenses of Registration. Except as specifically provided herein, all Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Section 2.2, 2.3 or 2.4 herein shall be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder, shall be borne by the holders of the securities so registered pro rata on the basis of the number of shares so registered. The Company shall not, however, be required to pay for expenses of any registration proceeding begun pursuant to Section 2.2 or 2.4, the request of which has been subsequently withdrawn by the Initiating Holders unless (a) the withdrawal is based upon material adverse information concerning the Company of which the Initiating Holders were not aware at the time of such request and the Initiating Holders have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse information or (b) the Holders of a majority of Registrable Securities agree to deem such registration to have been effected as of the date of such withdrawal for purposes of determining whether the Company shall be obligated pursuant to Section 2.2(c)(ii) or 2.4(b)(v), as applicable, to undertake any subsequent registration, in which event such right shall be forfeited by all Holders). If the Holders are required to pay the Registration Expenses, such expenses shall be borne by the holders of securities (including Registrable Securities) requesting such registration in proportion to the number of shares for which registration was requested. If the Company is required to pay the Registration Expenses of a withdrawn offering pursuant to clause (a) above, then such registration shall not be deemed to have been effected for purposes of determining whether the Company shall be obligated pursuant to Section 2.2(c)(ii) or 2.4(b)(v), as applicable, to undertake any subsequent registration.

2.6 Obligations of the Company. Whenever required to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to thirty (30) days or, if earlier, until the Holder or Holders have completed the distribution related thereto; provided, however, that at any time, upon written notice to the participating Holders and for a period not to exceed sixty (60) days thereafter (the “Suspension Period”), the Company may delay the filing or effectiveness of any registration statement or suspend the use or effectiveness of any registration statement (and the Initiating Holders hereby agree not to offer or sell any Registrable Securities pursuant to such registration statement during the Suspension Period) if the Company reasonably believes that there is or may be in existence material nonpublic information or events involving the Company, the failure of which to be disclosed in the prospectus included in the registration statement could result in a Violation (as defined below). In the event that the Company shall exercise its right to delay or suspend the filing or effectiveness of a registration hereunder, the applicable time period during which the registration statement is to remain effective shall be extended by a period of time equal to the duration of the Suspension Period. The Company may extend the Suspension Period for an additional consecutive sixty (60) days with the consent of the holders of a majority of the Registrable Securities registered under the applicable registration statement, which consent shall not be unreasonably withheld. If so directed by the Company, all Holders registering shares under such registration statement shall (i) not offer to sell any Registrable Securities pursuant to the registration statement during the period in which the delay or suspension is in effect after receiving notice of such delay or suspension; and (ii) use their best efforts to deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holders’ possession, of the prospectus relating to such Registrable Securities current at the time of receipt of such notice. Notwithstanding the foregoing, the Company shall not be required to file, cause to become effective or maintain the effectiveness of any registration statement other than a registration statement on Form S-3 that contemplates a distribution of securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

(b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in subsection (a) above.

(c) Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d) Use its reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act.

(e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. The Company will use reasonable efforts to amend or supplement such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g) Use its reasonable efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a letter, dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters.

2.7 Delay of Registration; Furnishing Information.

(a) No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

(b) It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 2.2, 2.3 or 2.4 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities.

(c) The Company shall have no obligation with respect to any registration requested pursuant to Section 2.2 or Section 2.4 if the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in Section 2.2 or Section 2.4, whichever is applicable.

2.8 Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 2.2, 2.3 or 2.4:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, members, officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”) by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or incorporated reference therein, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement; and the Company will reimburse each such Holder, partner, member, officer, director, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, member, officer, director, underwriter or controlling person of such Holder.

(b) To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, its officers and each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, or partner, director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any of the following statements: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or incorporated reference therein, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act (collectively, a “Holder Violation”), in each case to the extent (and only to the extent) that such Holder Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder and stated to be specifically for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, or partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Holder Violation; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided further, that in no event shall any indemnity under this Section 2.8 exceed the net proceeds from the offering received by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one (1) separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8 to the extent, and only to the extent, such failure is prejudicial to its ability to defend such action, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

(d) If the indemnification provided for in this Section 2.8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) or Holder Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by a Holder hereunder exceed the net proceeds from the offering received by such Holder.

(e) The obligations of the Company and Holders under this Section 2.8 shall survive completion of any offering of Registrable Securities in a registration statement and, with respect to liability arising from an offering to which this Section 2.8 would apply that is covered by a registration filed before termination of this Agreement, such termination. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

2.9 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of Registrable Securities (for so long as such shares remain Registrable Securities) that (a) is a subsidiary, parent, general partner, limited partner, retired partner, member or retired member, of a Holder that is a corporation, partnership or limited liability company, (b) is a Holder’s family member or trust for the benefit of an individual Holder, or (c) acquires at least 500,000 shares of Registrable Securities (as adjusted for stock splits and combinations); or (d) is an entity affiliated by common control (or otherwise affiliated) with such Holder; provided, however, (i) the transferor shall, within ten (10) days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (ii) such transferee agrees in writing to be bound by and subject to all of the terms and conditions set forth in this Agreement, including, without limitation, Section 2.11.

2.10 Limitation on Subsequent Registration Rights. Other than as provided in Section 5.10, after the date of this Agreement, the Company shall not enter into any agreement with any holder or prospective holder of any securities of the Company that would grant such holder rights to demand the registration of shares of the Company’s capital stock, or to include such shares in a registration statement that would reduce the number of shares includable by the Holders.

2.11 “Market Stand-Off” Agreement. Each Holder hereby agrees that such Holder shall not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Common Stock (or other securities) of the Company held by such Holder (other than those included in the registration) during the 180-day period following the effective date of the Initial Offering (or such longer period, not to exceed 34 days after the expiration of the 180-day period, as the underwriters or the Company shall request in order to facilitate compliance with NASD Rule 2711 or NYSE Member Rule 472 or any successor or similar rule or regulation); provided, that, with respect to the above, all officers and directors of the Company and holders of at least one percent (1%) of the Company’s voting securities are bound by and have entered into similar agreements. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Holders subject to such agreements, based on the number of shares subject to such agreements. The obligations described in this Section 2.11 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction on Form S-4 or similar forms that may be promulgated in the future.

2.12 Agreement to Furnish Information. Each Holder agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter that are consistent with the Holder’s obligations under Section 2.11 or that are necessary to give further effect thereto. In addition, if requested by the Company or the representative of the underwriters of Common Stock (or other securities) of the Company, each Holder shall provide, within ten (10) days of such request, such information as may be required by the Company or such representative in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act. The obligations described in Section 2.11 and this Section 2.12 shall not apply to a Special Registration Statement. The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of said day period. Each Holder agrees that any transferee of any shares of Registrable Securities shall be bound by Sections 2.11 and 2.12. The underwriters of the Company’s stock are intended third party beneficiaries of Sections 2.11 and 2.12 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

2.13 Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its best efforts to:

(a) Make and keep public information available, as those terms are understood and defined in SEC Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public;

(b) File with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and

(c) So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 of the Securities Act, and of the Exchange Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company filed with the Commission; and such other reports and documents as a Holder may reasonably request in connection with availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

2.14 Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Section 2.2, Section 2.3, or Section 2.4 hereof shall terminate upon the earlier of: (i) the date five (5) years following the Initial Offering; (ii) such time as such Holder holds less than 1% of the Company’s outstanding Common Stock (treating all shares of Preferred Stock on an as converted basis), the Company has completed its Initial Offering and all Registrable Securities of the Company issuable or issued upon conversion of the Shares held by and issuable to such Holder (and its affiliates) may be sold pursuant to Rule 144 during any ninety (90) day period; or (iii) an Acquisition or Asset Transfer (each as defined int the Company’s Certificate of Incorporation). Upon such termination, such shares shall cease to be “Registrable Securities” hereunder for all purposes.

SECTION 3. COVENANTS OF THE COMPANY.

3.1 Basic Financial Information and Reporting.

(a) The Company will maintain true books and records of account in which full and correct entries will be made of all its business transactions pursuant to a system of accounting established and administered in accordance with generally accepted accounting principles consistently applied (except as noted therein or as disclosed to the recipients thereof), and will set aside on its books all such proper accruals and reserves as shall be required under generally accepted accounting principles consistently applied.

(b) As soon as practicable after the end of each fiscal year of the Company, but in no event later than ninety (90) days after the end of each fiscal year, the Company will furnish to each Major Investor (as defined below) a balance sheet of the Company, as at the end of such fiscal year, and a statement of income and a statement of cash flows of the Company, for such year, all prepared in accordance with generally accepted accounting principles consistently applied (except as noted therein or as disclosed to the recipients thereof) and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail. Such financial statements shall be audited and certified by independent public accountants of national standing selected by the Company’s Board of Directors.

(c) The Company will furnish each Major Investor (as defined below), as soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within forty-five (45) days thereafter, an unaudited balance sheet of the Company as of the end of each such quarterly period, and an unaudited statement of income and a statement of cash flows of the Company for such period and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles consistently applied (except as noted therein or as disclosed to the recipients thereof), with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made.

(d) So long as an Investor (with its affiliates) shall own not less than 1,400,000 shares of Registrable Securities (or (i) in the case of SofTech VC III, L.P., not less than 800,000 shares of Registrable Securities or (ii) in the case of Union Grove Partners Direct Venture Fund, LP, not less than 700,000 shares of Registrable Securities) (each as adjusted for stock splits and combinations or (iii) in the case of GGV (as defined below), not less than 1,200,000 shares of Registrable Securities) (each a “Major Investor”), the Company will furnish each such Major Investor, at least thirty (30) days prior to the beginning of each fiscal year, an annual budget and operating plans for such fiscal year (and as soon as available, any subsequent written revisions thereto).

(e) The Company will furnish each such Major Investor, upon request, a current, detailed capitalization table.

3.2 Inspection Rights. Each Major Investor shall have the right to visit and inspect any of the properties of the Company or any of its subsidiaries, and to discuss the affairs, finances and accounts of the Company or any of its subsidiaries with its officers, and to review such information as is reasonably requested, all at such reasonable times and as often as may be reasonably requested; provided, however, that the Company shall not be obligated under this Section 3.2 with respect to a competitor of the Company or with respect to information which the Company determines in good faith is trade secret or similarly confidential, including but not limited to, information related to the Company’s customers that can be used to distinguish or trace an indivdiual’s identity, or that is linked or linkable to an individual (including, without limitation, name, address, social security number, date and place of birth, financial data, and other sensitive data related to customer transactions), or attorney-client privileged and should not, therefore, be disclosed; provided further; neither a venture capital fund investor nor Anderson Investments Pte. Ltd. (“Anderson”) shall be deemed a competitor by reason of it having an investment in a competitor, regardless of whether such Investor has one or more seats on such competitor’s board of directors.

3.3 Confidentiality. Each Investor agrees, severally and not jointly, to use the same degree of care as such Investor uses to protect its own confidential information for any information obtained pursuant to Section 3.1 or Section 3.2 hereof which the Company identifies in writing as being proprietary or confidential and such Investor acknowledges that it will not, unless otherwise required by law or the rules of any national securities exchange, association or marketplace, disclose such information without the prior written consent of the Company except such information that (a) was in the public domain prior to the time it was furnished to such Investor, (b) is or becomes (through no willful improper action or inaction by such Investor) generally available to the public, (c) was in its possession or known by such Investor without restriction prior to receipt from the Company, (d) was rightfully disclosed to such Investor by a third party without restriction or (e) was independently developed without any use of the Company’s confidential information. Notwithstanding the foregoing, each Investor that is a limited partnership or limited liability company may disclose such proprietary or confidential information to any former partners or members who retained an economic interest in such Investor, current or prospective partner of the partnership or any subsequent partnership under common investment management, limited partner, general partner, member or management company of such Investor (or any employee or representative of any of the foregoing) (each of the foregoing persons, a “Permitted Disclosee”) or legal counsel, accountants or representatives for such Investor. Furthermore, nothing contained herein shall prevent any Investor or any Permitted Disclosee from (i) entering into any business, entering into any agreement with a third party, or investing in or engaging in investment discussions with any other company (whether or not competitive with the Company), provided that such Investor or Permitted Disclosee does not, except as permitted in accordance with this Section 3.3, disclose or otherwise make use of any proprietary or confidential information of the Company in connection with such activities, or (ii) making any disclosures required by law, rule, regulation or court or other governmental order.

3.4 Reservation of Common Stock. The Company will at all times reserve and keep available, solely for issuance and delivery upon the conversion of the Preferred Stock, all Common Stock issuable from time to time upon such conversion.

3.5 Employee Stock and Employee Agreements. Unless otherwise approved by the Company’s Board of Directors (including the approval of a majority of the directors designated by the holders of Preferred Stock), all stock options and other stock equivalents issued after the date of this Agreement to employees, directors, consultants and other service providers shall (a) be subject to vesting as follows: (i) twenty-five percent (25%) of such stock shall vest at the end of the first year following the earlier of the date of issuance or such person’s services commencement date with the Company, and (ii) seventy-five percent (75%) of such stock shall vest over the remaining three (3) years and (b) subject to a market stand-off provision substantially similar to that in Section 2.11. In addition, unless otherwise approved by the Board of Directors, including the approval of a majority of the directors designated by the holders of Preferred Stock, the Company shall retain a “right of first refusal” on employee transfers until the Initial Offering and shall have the right to repurchase unvested shares at cost upon termination of employment of a holder of restricted stock. The Company will cause (a) each person now or hereafter employed by it or by any subsidiary (or engaged by the Company or any subsidiary as a consultant/independent contractor) with access to confidential information and/or trade secrets to enter into a nondisclosure and proprietary rights assignment agreement; and (b) each key employee to enter into a nonsolicitation agreement, substantially in the form approved by the Board of Directors. In addition, the Company shall not amend, modify, terminate, waive, or otherwise alter, in whole or in part, any of the above-referenced agreements or any restricted stock agreement between the Company and any employee, without the consent of a majority of the directors designated by the holders of Preferred Stock.

3.6 Qualified Small Business Stock.

(a) Subject to Section 3.6(c), the Company shall not take, or fail to take, any action which would cause the Preferred Stock (or Common Stock issuable upon conversion of Preferred Stock (the “IOC Common”)) to fail to qualify as “qualified small business stock” within the meaning of Sections 1045 and 1202 of the Code and Sections 18152.5 and 18038.5 of the California Revenue and Taxation Code; provided that, notwithstanding the foregoing, the Company shall not be obligated to (A) take any action, which in its good faith business judgment, is not in the best interests of the Company or its stockholders or (B) refrain from taking any action, which in its good faith business judgment, is in the best interests of the Company or its stockholders. In particular, and without limiting the generality of the foregoing, the Company shall not be required to take any action or refrain from taking any action for the purpose of attributing any of the Company’s payroll to employment located in California. In the event that the Company is or becomes aware that the Preferred Stock and/or IOC Common will or may fail to qualify as “qualified small business stock” within the meaning of Sections 1045 and 1202 of the Code or Sections 18152.5 and 18038.5 of the California Revenue and Taxation Code, the Company will promptly notify the holders of the Preferred Stock and/or IOC Common and will take such action as may be reasonably requested by such holders to avoid any loss of benefit attributable to such change, subject to the provisos in the previous two sentences.

(b) Upon request by a holder of Preferred Stock and/or IOC Common, the Company shall conduct a reasonable investigation to determine whether the shares of Preferred Stock and/or IOC Common qualify as “qualified small business stock” within the meaning of Code Sections 1045 and 1202 and Sections 18152.5 and 18038.5 of the California Revenue and Taxation Code, and shall deliver to such holder a duly executed Certificate of Representations substantially in the form attached hereto as Exhibit B, except to the extent inconsistent with the results of such investigation, as expeditiously as reasonably possible, but in no event later than 15 days following the Company’s receipt of such request.

(c) For purposes of this Agreement, (i) the covenants and obligations of the Company shall not apply to shares of Series D Stock or Common Stock issuable upon conversion thereof, (ii) the term “IOC Common” shall not include Common Stock issuable upon conversion of Series D Stock, and (iii) the holders of Series D Stock (solely in their capacity as holders of Series D Stock) shall have no right to request the Company to request an investigation pursuant to Section 3.6(b). The covenants set forth in this Section 3.6 (other than subsection 3.6(b)) shall terminate upon the earliest to occur of (x) an Acquisition or Asset Transfer (each as defined in the Company’s Certificate of Incorporation); and (y) immediately upon the consummation of the Qualified IPO.

(d) Investors acknowledge that the rules governing “qualified small business stock” are not clear in all respects, and that the Company can offer no assurance regarding the interpretation or application of Code Section 1202(c) or Sections 18152.5 and 18038.5 of the California Revenue and Taxation Code. The Company assumes no liability for failure of the Stock to qualify as “qualified small business stock” within the meaning of Code Section 1202(c).

3.7 Director and Officer Insurance. Unless otherwise determined by the holders of a majority of the then outstanding Registrable Securities, the Company will use its commercially reasonable efforts to maintain in full force and effect director and officer liability insurance in the amount of at least $3,000,000 following the date of this Agreement.

3.8 Committee Representation. Unless otherwise determined by the vote of a majority of the directors then in office, including the Series D Director, the Company’s Board of Directors shall meet at least quarterly in accordance with an agreed-upon schedule and for all regularly scheduled meetings, upon a notice of at least four business days. The Company shall allow the members of the Company’s Board of Directors designated solely by the holders of Preferred Stock, at each such Board member’s option, to serve on any and all committees of the Company’s Board of Directors.

3.9 Proprietary Information and Inventions Agreement. The Company shall require all employees and consultants to execute and deliver a Proprietary Information and Inventions Agreement or Conulting Agreement, as applicable, substantially in a form that has been approved by the Company’s Board of Directors.

3.10 Directors’ Liability and Indemnification. The Company’s Certificate of Incorporation and Bylaws shall provide (a) for elimination of the liability of director to the maximum extent permitted by law and (b) for indemnification of directors for acts on behalf of the Company to the maximum extent permitted by law. In addition, the Company shall enter into and use its best efforts to at all times maintain indemnification agreements with each of its directors to indemnify such directors to the maximum extent permissible under applicable law.

3.11 Successor Indemnification. If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Company’s Board of Directors as in effect immediately before such transaction, whether such obligations are contained in the Company’s Bylaws, its Certificate of Incorporation, or elsewhere, as the case may be.

3.12 Indemnification Matters. The Company hereby acknowledges that one (1) or more of the directors nominated to serve on the Company’s Board of Directors by the Investors (each a “Fund Director”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by one or more of the Investors and certain of their affiliates (collectively, the “Fund Indemnitors”). The Company hereby agrees (a) that it is the indemnitor of first resort (i.e., its obligations to any such Fund Director are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Fund Director are secondary), (b) that it shall be required to advance the full amount of expenses incurred by such Fund Director and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement by or on behalf of any such Fund Director to the extent legally permitted and as required by the Company’s Certificate of Incorporation or Bylaws of the Company (or any agreement between the Company and such Fund Director), without regard to any rights such Fund Director may have against the Fund Indemnitors, and, (c) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Fund Indemnitors on behalf of any such Fund Director with respect to any claim for which such Fund Director has sought indemnification from the Company shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Fund Director against the Company.

3.13 Right to Conduct Activities. The Company hereby agrees and acknowledges that each of (i) Anderson, (ii) GGV Capital V (“GGV”) and (iii) Mayfield XIII, a Cayman Islands Exempted Limited Partnership and Mayfield Select, a Cayman Islands Exempted Limited Partnership (collectively “Mayfield”) (each, together with its affiliates, a “Fund”) is a professional investment fund, and as such invests in numerous portfolio companies, some of which may be deemed competitive with the Company’s business (as currently conducted or as currently proposed to be conducted). The Company hereby agrees that, to the extent permitted under applicable law, the Funds shall not be liable to the Company for any claim arising out of, or based upon, (i) the investment by the Funds in any entity competitive with the Company, or (ii) actions taken by any partner, officer or other representative of the Funds to assist any such competitive company, whether or not such action was taken as a member of the board of directors of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company; provided, however, that the foregoing shall not relieve (x) any of the Investors from liability associated with the unauthorized disclosure of the Company’s confidential information obtained pursuant to this Agreement, or (y) any director or officer of the Company from any liability associated with his or her fiduciary duties to the Company.

3.14 Foreign Corrupt Practices Act. The Company represents that it shall not, and shall not permit any of its subsidiaries or Affiliates or any of its or their respective directors, officers, managers, employees, independent contractors, representatives or agents to, promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, to any third party, including any Non-U.S. Official, in each case, in violation of the U.S. Foreign Corrupt Practices Act (“FCPA”), the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. The Company further represents that it shall , and shall cause each of its Subsidiaries and Affiliates to, cease all of its or their respective activities, as well as remediate any actions taken by the Company, its subsidiaries or Affiliates, or any of their respective directors, officers, managers, employees, independent contractors, representatives or agents in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. The Company further represents that it shall, and shall cause each of its subsidiaries and Affiliates to, maintain systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. Upon reasonable request, the Company agrees to provide responsive information and/or certifications concerning its compliance with applicable anti-corruption laws. The Company shall promptly notify each Investor if the Company becomes aware of any Enforcement Action (as defined in the Series D Agreement). The Company shall, and shall cause any direct or indirect subsidiary or entity controlled by it, whether now in existence or formed in the future, to comply with the FCPA. The Company shall use its best efforts to cause any direct or indirect subsidiary, whether now in existence or formed in the future, to comply in all material respects with all applicable anti-bribery or anti-corruption laws.

3.15 Review of Money Trasmitter Legal Compliance. The Company represents that within 12 months of the date of the Agreement (the “Compliance Review Period”), it will engage a reputable law firm or consulting firm specializing in federal and state money transmitter laws of the United States to undertake a comprehensive review of its compliance with such laws and make such operational changes and apply for and obtain any licenses, registrations, or certifications recommended by such law firm or consulting firm. So long as the Company is working in good faith to accomplish this review, implement changes or apply for and obtain any necessary licenses, registrations, or certifications, then, upon the written consent of both the Company and Anderson, the Compliance Review Period may be extended by 6 month intervals for up to an additional 12 months.

3.16 Option Repricing. On or before December 15, 2017, the Company will undertake to complete the repricing of all options granted on January 24, 2017 and March 30, 2017 (the “Prior Grants”) by increasing the exercise price of each Prior Grant to be $1.52 per share, the fair market value of a share of the Company’s common stock on the date of grant of the Prior Grants, as determined by the Board in reliance on an independent valuation report with a valuation date of December 31, 2016, and which the Board subsequently determined to be the fair market value as of the grant date, and to take all necessary actions to communicate the terms of, and obtain the consent to, the terms of the repricing from the the holders of the Prior Grants.

3.17 Termination of Covenants. All covenants of the Company contained in Section 3 of this Agreement (other than the provisions of Section 3.4 and 3.6(b)) shall expire and terminate as to each Investor upon the earlier of (i) the effective date of the registration statement pertaining to an Initial Offering that results in the Preferred Stock being converted into Common Stock or (ii) upon an “Acquisition” as defined in the Company’s Certificate of Incorporation as in effect as of the date hereof.

SECTION 4. RIGHTS OF FIRST REFUSAL.

4.1 Subsequent Offerings. Subject to applicable securities laws, each Major Investor shall have a right of first refusal to purchase its pro rata share of all Equity Securities, as defined below, that the Company may, from time to time, propose to sell and issue after the date of this Agreement, other than the Equity Securities excluded by Section 4.6 hereof. Each Major Investor’s pro rata share is equal to the ratio of (a) the number of shares of Common Stock that are Registrable Securities issued and held by such Major Investor immediately prior to the issuance of such Equity Securities to (b) the total number of shares of outstanding Common Stock (assuming the full conversion and exercise of all convertible and exerciseable securities then outstanding) immediately prior to the issuance of the Equity Securities. The term “Equity Securities” shall mean (i) any Common Stock, Preferred Stock or other security of the Company, (ii) any security convertible into or exercisable or exchangeable for, with or without consideration, any Common Stock, Preferred Stock or other security (including any option to purchase such a convertible security), (iii) any equity security carrying any warrant or right to subscribe to or purchase any Common Stock, Preferred Stock or other equity security or (iv) any such warrant or right.

4.2 Exercise of Rights. If the Company proposes to issue any Equity Securities, it shall give each Major Investor written notice of its intention, describing the Equity Securities, the price and the terms and conditions upon which the Company proposes to issue the same. Each Major Investor shall have twenty (20) days from the giving of such notice to agree to purchase its pro rata share of the Equity Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the quantity of Equity Securities to be purchased. Notwithstanding the foregoing, the Company shall not be required to offer or sell such Equity Securities to any Major Investor who would cause the Company to be in violation of applicable state or federal securities laws by virtue of such offer or sale.

4.3 Issuance of Equity Securities to Other Persons. If not all of the Major Investors elect to purchase their pro rata share of the Equity Securities, then the Company shall promptly notify in writing the Major Investors who do so elect and shall offer such Major Investors the right to acquire such unsubscribed shares on a pro rata basis (computed based on the ratio of (a) the number of shares of Common Stock that are Registrable Securities issued and held by such Major Investor immediately prior to the issuance of such Equity Securities to (b) the total number of shares of outstanding Common Stock that are Registrable Securities issued and held by all participating Major Investors immediately prior to the issuance of the Equity Securities. Such Major Investors shall have five (5) days after receipt of such notice to notify the Company of its election to purchase all or a portion thereof of the unsubscribed shares. The Company shall have sixty (60) days thereafter to sell the Equity Securities in respect of which the Major Investor’s rights were not exercised, at a price not lower than and upon general terms and conditions not materially more favorable to the purchasers thereof than specified in the Company’s notice to the Major Investors pursuant to Section 4.2 hereof. If the Company has not sold such Equity Securities within sixty (60) days of the notice provided pursuant to Section 4.2, the Company shall not thereafter issue or sell any Equity Securities, without first offering such securities to the Major Investors in the manner provided above.

4.4 Termination and Waiver of Rights of First Refusal.

(a) The rights of first refusal established by this Section 4 shall not apply to, and shall terminate upon the earlier of (i) the effective date of the registration statement pertaining to the Company’s Initial Offering or (ii) an Acquisition. Notwithstanding Section 5.5 hereof, the rights of first refusal established by this Section 4 may be amended, or any provision waived with and only with the written consent of the Company and the Major Investors holding a majority of the Registrable Securities then held by all Major Investors, or as permitted by Section 5.5.

(b) The Investors, on behalf of themselves and all Major Investors, hereby unconditionally waive all rights of first refusal and notice as set forth in this Section 4 with respect to the offer, issuance and sale of shares of Series D Stock pursuant to the Series D Agreement and any and all prior offerings of securities by the Company, and the issuance of shares of the Company’s Common Stock upon conversion of such shares.

4.5 Assignment of Rights of First Refusal. The rights provided in this Section 4 may not be assigned or transferred by any Major Investor; provided, however, that a Major Investor that is a venture capital fund or Anderson may assign or transfer such rights to its affiliates.

4.6 Excluded Securities. The rights of first refusal established by this Section 4 shall have no application to any of the following Equity Securities:

(a) shares of Common Stock and/or options, warrants or other Common Stock purchase rights and the Common Stock issued pursuant to such options, warrants or other rights (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the date hereof) issued or to be issued after the date hereof to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary, pursuant to stock purchase or stock option plans or other arrangements that are approved by the Company’s Board of Directors;

(b) any Equity Securities issued or issuable pursuant to any rights or agreements, options, warrants or convertible securities outstanding as of the date of this Agreement; and Equity Securities issued pursuant to any such rights or agreements granted after the date of this Agreement, so long as the rights of first refusal established by this Section 4 were complied with, waived, or were inapplicable pursuant to any provision of this Section 4.6 with respect to the initial sale or grant by the Company of such rights or agreements;

(c) any Equity Securities issued in connection with any stock split, stock dividend or recapitalization by the Company;

(d) any Equity Securities that are issued by the Company pursuant to a registration statement filed under the Securities Act;

(e) the issuance and sale of Series D Stock pursuant to the Series D Agreement;

(f) any Equity Securities issued pursuant to any equipment leasing arrangement or debt financing arrangement, which arrangement is approved by the Company’s Board of Directors, and is primarily for non-equity financing purposes; and

(g) any Equity Securities the holders of a majority of the Registrable Securities then outstanding and held by the Major Investors agree in writing, shall not be subject to the right of first refusal set forth in this Section 4.

SECTION 5. MISCELLANEOUS.

5.1 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California in all respects as such laws are applied to agreements among California residents entered into and to be performed entirely within California, without reference to conflicts of laws or principles thereof. The parties agree that any action brought by either party under or in relation to this Agreement, including without limitation to interpret or enforce any provision of this Agreement, shall be brought in, and each party agrees to and does hereby submit to the jurisdiction and venue of, any state or federal court located in the County of Santa Clara, California.

5.2 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors, assigns, heirs, executors, and administrators and shall inure to the benefit of and be enforceable by each person who shall be a holder of Registrable Securities from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Registrable Securities specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes, including the payment of dividends or any redemption price.

5.3 Entire Agreement. This Agreement and the Exhibits and Schedules hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein and therein. Each party expressly represents and warrants that it is not relying on any oral or written representations, warranties, covenants or agreements outside of this Agreement.

5.4 Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

5.5 Amendment and Waiver.

(a) Except as otherwise expressly provided, this Agreement may be amended or modified, and the obligations of the Company and the rights of the Holders under this Agreement may be waived, only upon the written consent of the Company and the holders of a majority of the then-outstanding Registrable Securities; provided, however, that any term of this Agreement giving rights to Major Investors may may be amended or modified, and the obligations of the Company and the rights of the Holders under this Agreement may be waived, only upon the written consent of the Company and the holders of a majority of the then-outstanding Registrable Securities held by Major Investors; provided further, that any amendment or modification of this Agreement that would have an adverse and disproportionate effect on the rights or obligations of a holder of Preferred Stock, as compared to the other holders of Preferred Stock, shall require the consent of such Preferred Stock holder.

(b) For the purposes of determining the number of Holders or Investors entitled to vote or exercise any rights hereunder, the Company shall be entitled to rely solely on the list of record holders of its stock as maintained by or on behalf of the Company.

5.6 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on any party’s part of any breach, default or noncompliance under the Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

5.7 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the address as set forth on the signature pages hereof or Exhibit A hereto or at such other address or electronic mail address as such party may designate by ten (10) days advance written notice to the other parties hereto.

5.8 Attorneys’ Fees. In the event that any suit or action is instituted under or in relation to this Agreement, including without limitation to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

5.9 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

5.10 Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company shall issue additional shares of its Preferred Stock pursuant to the Series D Agreement, any purchaser of such shares of Preferred Stock shall become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and shall be deemed an “Investor,” a “Holder” and a party hereunder.

5.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

5.12 Aggregation of Stock. All shares of Registrable Securities held or acquired by affiliates, affiliated entities or persons or persons or entities under common management or control shall be aggregated together for the purpose of determining the availability of any rights under this Agreement. Furthermore, each Major Investor shall be entitled to apportion any rights hereby granted it among itself, its partners, members or affiliates or affiliated funds, in such proportions as it deems appropriate.

5.13 Pronouns. All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require.

5.14 Termination. This Agreement shall terminate and be of no further force or effect upon the earlier of (i) an Acquisition; or (ii) the date five (5) years following the Closing of the Initial Offering that results in the conversion of all outstanding shares of Preferred Stock.

5.15 Amendment and Restatement of Prior Agreement. The Prior Agreement is hereby amended in its entirety and restated herein. Such amendment and restatement is effective upon the execution of this Agreement by the Company and the holders of 60% of the Registrable Securities held by the Prior Investors outstanding as of the date of this Agreement. Upon such execution, all provisions of, rights granted and covenants made in the Prior Agreement are hereby waived, released and superseded in their entirety and shall have no further force or effect, including, without limitation, all rights of first refusal set forth in Section 4 of the Prior Agreement and any notice period associated therewith otherwise applicable to the transactions contemplated by the Series D Agreement.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

COMPANY:

POSHMARK, INC.

Signature:	/s/ Manish Chandra
Manish Chandra, President

Address:	101 Redwood Shores Parkway, 3rd Floor
Redwood City, CA 94065

(Signature Page to Amended and Restated Investor Rights Agreement)

INVESTOR:

GGV CAPITAL V L.P.

By: GGV Capital V, L.L.C., its General Partner

By:	/s/ Hans Tung
Hans Tung
Managing Director

GGV CAPITAL V ENTREPRENEURS FUND L.P.

By: GGV Capital V L.LC., its General Partner

By:	/s/ Hans Tung
Hans Tung
Managing Director

(Signature Page to Amended and Restated Investor Rights Agreement)

INVESTOR:

UNION GROVE PARTNERS DIRECT VENTURE FUND, LP

By:	Union Grove Venture Partners 2014, LLC
Its:	General Partner

By:	/s/ Patrick Cairns
Name: Patrick Cairns
Title: Officer

UNION GROVE PARTNERS VENTURE ACCESS FUND, LP

By:	Union Grove Venture Partners 2014, LLC
Its:	General Partner

By:	/s/ Patrick Cairns
Name: Patrick Cairns
Title: Officer

UNION GROVE PM HOLDINGS, LLC

By:	Union Grove Venture Partners 2014, LLC
Its:	General Partner

By:	/s/ Patrick Cairns
Name: Patrick Cairns
Title: Officer

Address:

(Signature Page to Amended and Restated Investor Rights Agreement)

INVESTOR:

MAYFIELD XIII, a Cayman Islands Exempted Limited Partnership

By:	MAYFIELD XIII MANAGEMENT (EGP), L.P., a Cayman Islands Exempted Limited Partnership
Its:	General Partner

By:	MAYFIELD XIII MANAGEMENT (UGP), LTD., a Cayman Islands Exempted Company
Its:	General Partner

By:

/s/ Navin Chaddha
Name: Navin Chaddha
Title: Authorized Signatory

MAYFIELD SELECT, a Cayman Islands Exempted Limited Partnership

By:	MAYFIELD SELECT MANAGEMENT (EGP), L.P., a Cayman Islands Exempted Limited Partnership
Its:	General Partner

By:	MAYFIELD SELECT MANAGEMENT (UGP), LTD., a Cayman Islands Exempted Company
Its:	General Partner

By:

/s/ Navin Chaddha
Name: Navin Chaddha
Title: Authorized Signatory

Address: 2484 Sand Hill Road
Menlo Park, CA 94025

(Signature Page to Amended and Restated Investor Rights Agreement)

INVESTOR:

INVENTUS CAPITAL PARTNERS FUND I, L.P.,
a Cayman Islands exempted limited partnership

By: INVENTUS CAPITAL MANAGEMENT I,
L.P.,
a Cayman Islands exempted limited partnership
its general partner

By: INVENTUS CAPITAL MASTER MANAGEMENT I, LTD.,
a Cayman Islands exempted company
its general partner

By:	/s/ John R. Dougherty, Jr.
Name:	John R. Doughtery, Jr.
Title:	Managing Director

(Signature Page to Amended and Restated Investor Rights Agreement)

INVESTOR:

INVENTUS CAPITAL CO-INVEST ANNEX FUND I L.P., A DELAWARE LIMITED PARTNERSHIP

By: Inventus Capital Co-Invest Annex Management I, LLC
Its: General Partner

By:	/s/ John R. Dougherty, Jr.
Name: John R. Doughtery, Jr.
Title: Managing Director

(Signature Page to Amended and Restated Investor Rights Agreement)

INVESTOR:

INVENTUS CAPITAL PARTNERS FUND II, LTD.

By:	/s/ John R. Dougherty, Jr.
Name: John R. Doughtery, Jr.
Title: Director

(Signature Page to Amended and Restated Investor Rights Agreement)

INVESTOR:

SOFTTECH VC III, L.P.

By: SOFTTECH VC III, L.L.C.
Its general partner

By:	/s/ Jean-Francois Clavier
Name: Jean-Francois Clavier
Title: Managing Member

SOFTTECH VC PLUS, LP

By: SoftTech VC PLUS, LLC
Its General Partner

By:	/s/ Jean-Francois Clavier
Name: Jean-Francois Clavier
Title: Managing Member

Address:
SoftTech VC PLUS, LP
c/o SoftTech VC
4 Palo Alto Square, 2nd floor
Palo Alto, CA 94306

(Signature Page to Amended and Restated Investor Rights Agreement)

INVESTOR:

MENLO VENTURES XI, L.P. MMEF XI, L.P.

By: MV MANAGEMENT XI, L.L.C.
Their General Partner

By:	/s/ Venky Ganesan
Name:	Venky Ganesan
Title:	Managing Member

Address:	3000 Sand Hill Road, Bldg 4-100 Menlo Park, CA 94025

(Signature Page to Amended and Restated Investor Rights Agreement)

INVESTOR:

ANDERSON INVESTMENTS PTE. LTD.
a private company organized under the laws of
Singapore

By:	/s/ Ang PengHuat

Name: Ang PengHuat
Title: Authorized Signatory

(Signature Page to Amended and Restated Investor Rights Agreement)

PURCHASER:

UNIVERSITY GROWTH FUND I, LP

By:	/s/ Tom Stringham
Name: Tom Stringham
Title: Manager

Address: 299 South Main, Suite 357
Salt Lake City, UT 84111

(Signature Page to Amended and Restated Investor Rights Agreement)

INVESTOR:

CROSS CREEK CAPITAL II, L.P.

By: Cross Creek Capital II GP, LLC
Its Sole General Partner

By:	/s/ Tyler Christenson
Name: Tyler Christenson
Title: Managing Director

CROSS CREEK CAPITAL PARTNERS IV, L.P.

By: Cross Creek Capital Partners IV GP, LLC
Its Sole General Partner

By:	/s/ Tyler Christenson
Name: Tyler Christenson
Title: Managing Director

(Signature Page to Amended and Restated Investor Rights Agreement)

INVESTOR:

THE BUNTING FAMILY TAX EXEMPT PRIVATE FUND LIMITED LIABILITY COMPANY

By:	/s/ Kevin D. Irwin
Name: Kevin D. Irwin
Title: Managing Member

(Signature Page to Amended and Restated Investor Rights Agreement)

INVESTOR:

THE BUNTING FAMILY PRIVATE FUND LIMITED LIABILITY COMPANY

By:	/s/ Kevin D. Irwin
Name: Kevin D. Irwin
Title: Managing Member

(Signature Page to Amended and Restated Investor Rights Agreement)

SCHEDULE OF INVESTORS

GGV Capital V. L.P.

GGV Capital V Entrepreneurs Fund L.P.

Union Grove Partners Direct Venture Fund, LP

Union Grove Partners Venture Access Fund II, LP

Union Grove PM Holdings, LLC

Mayfield XIII, a Cayman Islands Exempted Limited Partnership

Mayfield Select, a Cayman Islands Exempted Limited Partnership

Inventus Capital Partners Fund I L.P., a Cayman Islands Exempted Limited Partnership

Inventus Capital Partners Fund II Ltd.

Inventus Capital Co-Invest Annex Fund I L.P., a Delaware Limited Partnership

Softtech VC III, L.P

SofTech VC PLUS, LP

SV Angel II-Q, L.P.

Motwani-Jadeja Marital Trust UAD January 30, 2004

Menlo Ventures XI, L.P.

MMEF XI, L.P.

Naval Ravikant

The Board of Trustees of the Leland Stanford Junior University (SEVF II)

Rachel and Rodger Berman Living Trust dated 3/7/2011

A-Grade Investments II, LLC

Sherpa Ventures Fund, LP

Shea Ventures, LLC

Green Era Capital

URB Five LLC

Raj Bhatia Living Trust U/A DTD 11/13/1991

The Bunting Family Private Fund LLC

The Bunting Family Tax-Exempt Private Fund LLC

URC LLC

AngelList-Xskr-Fund, a series of AngelList-NR-Funds, LLC

The Hit Forge LLC

Rekhi Trust, created on June 18, 2014

Anderson Investments Pte. Ltd.

Cross Creek Capital II, L.P.

Cross Creek Capital Partners IV, L.P.

University Growth Fund I, LP

EXHIBIT B

CERTIFICATE OF REPRESENTATIONS

REGARDING QUALIFIED SMALL BUSINESS STOCK

THIS CERTIFICATE OF REPRESENTATIONS REGARDING QUALIFIED SMALL BUSINESS STOCK (this “Certificate”) is executed as of __________________ by Poshmark, Inc., a Delaware corporation (the “Company”), for the benefit of [Investor Name] (collectively, “Investor”). As used herein, the term “Stock” means those shares of Company stock issued by the Company to Investor and described more fully on Schedule A hereto.

REPRESENTATIONS

Subject to the limitations and qualifications set forth below, the Company hereby represents as follows:

1. The Company has conducted a reasonable investigation into the question of whether the Stock is “qualified small business stock” (“QSBS”) within the meaning of Sections 1045 and 1202 of the Internal Revenue Code of 1986, as amended (the “Code”);

2. The Company agrees to use its reasonable business efforts, subject to the provisos in Section 3.5(a) of the Investor Rights Agreement to which this Certificate of Representations appears as Exhibit B, to not take, or fail to take, any action which would cause the Stock to fail to qualify as “qualified small business stock” within the meaning of Sections 1045 and 1202 of the Code. In the event that the Company is or becomes aware that the Stock will or may fail to qualify as “qualified small business stock” within the meaning of Sections 1045 and 1202 of the Code, the Company will promptly notify Investor;

3. Upon request by Investor, the Company shall conduct a reasonable investigation to determine whether the Stock qualifies as “qualified small business stock” within the meaning of Code Sections 1045 and 1202, and shall transmit, in writing, the results of such investigation to Investor as expeditiously as reasonably possible, but in no event later than 15 days following the Company’s receipt of such request; and

4. As of the date first above written, and assuming that Investor has not sold the Stock, all of the Stock is QSBS.

QUALIFICATIONS AND LIMITATIONS

1. Qualification of the Stock as QSBS is based, in part, on the value of Company stock or other assets at certain relevant times. For purposes of the representations made in this Certificate, the Company has made a good faith determination of such values, taking into account all material facts and circumstances, but cannot guarantee that the Internal Revenue Service will not successfully assert that such determination is incorrect.

2. Qualification of the Stock as QSBS is based, in part, on whether the Company has been engaged in the active conduct of one or more qualified trades or businesses. The term “qualified trade or business” set forth in Section 1202(e)(3) of the Code is not clearly defined in all respects. For purposes of the representations made in this Certificate, the Company has made a good faith effort to apply the definition of qualified trade or business set forth in Section 1202(e)(3) of the Code, but cannot guarantee that the Internal Revenue Service will not successfully assert a contrary definition.

3. Qualification of the Stock as QSBS is based, in part, on whether at least eighty percent (by value) of the Company’s assets have been used in the active conduct of one or more qualified trades or businesses. For this purpose, assets held as “working capital” of a qualified trade or business within the meaning of Section 1202(e)(6) of the Code are treated as used in the active conduct of such trade or business. The term “working capital” set forth in Section 1202(e)(6) of the Code is not clearly defined in all respects. For purposes of the representations made in this Certificate, the Company has made a good faith effort to apply the definition of working capital set forth in Section 1202(e)(6) of the Code, but cannot guarantee that the Internal Revenue Service will not successfully assert a contrary definition.

4. Qualification of the Stock as QSBS is based, in part, on whether the Company purchased any of its stock from a person related to Investor during a relevant testing period. For purposes of the representations made in this Certificate, the Company has made a good faith determination that such purchases did not occur, but cannot guarantee that the Internal Revenue Service will not successfully assert that such determination is incorrect.

5. While the representations contained herein are made in good faith, the Company assumes no liability for the failure of the Stock to qualify as QSBS.

[intentionally left blank]

SCHEDULE A

Fund Name	Class of Stock	Issue Date	Stock Certificate Number	Number of Shares
[ ]	[ ]	[ ]	[ ]	[ ]